 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-226252
Supplement dated June 25, 2019
To Prospectus Supplement dated May 8, 2019
(To Prospectus dated July 20, 2018)
American Finance Trust, Inc.
Up to $200,000,000 of Shares of Class A Common Stock
This supplement (this “Supplement”) supplements the prospectus supplement, dated May 8, 2019 (the “Prospectus Supplement”), providing for the offer and sale of shares of Class A common stock, $0.01 par value per share, of American Finance Trust, Inc. (the “Company”) having an aggregate offering price of up to $200,000,000 from time to time through the agents named therein, acting as agent or directly to one or more of the agents, acting as principal, in any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, by means of ordinary brokers’ transactions on the Nasdaq Global Select Market or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. This Supplement should be read in conjunction with the Prospectus Supplement. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.
This Supplement is being filed to reflect the amendment of the equity distribution agreement pursuant to which the offering is being conducted to revise the list of agents named therein.
Accordingly, each reference to the term “Agent” or “Agents” in the Prospectus Supplement is hereby amended to include SG Americas Securities, LLC.